Exhibit (a)(5)(xxvii)

UNOFFICIAL TRANSLATION
In the event of variance between the English translation and the Dutch original, the latter shall prevail.

[Deleted]

The Minister of Finance
Prinses Beatrixlaan 512
2595 BL DEN HAAG

17 September 2007

1.
INTRODUCTION

On 18 June 2007, the legal persons The Royal Bank of Scotland Group Plc, established in Edinburgh, Scotland (hereinafter: RBS), Banco Santander Central Hispano, S.A., established in Madrid, Spain (hereinafter: Santander), and Fortis N.V., established in Utrecht, The Netherlands, and Fortis SA/NV, established in Brussels, Belgium (hereinafter: Fortis) (hereinafter collectively: Consortium) and the financial Dutch parent holding company set up by the Consortium under Dutch law, RFS Holdings B.V., established in Amsterdam, the Netherlands (hereinafter: RFS Holdings) (the Consortium and RFS Holdings hereinafter collectively and separately: Applicant) each applied to De Nederlandsche Bank N.V. (hereinafter: DNB) for declarations of no-objection in connection with the Applicant's intention to acquire and hold qualifying holdings in ABN AMRO Holding N.V.(hereinafter: ABN AMRO Holding), ABN AMRO Bank N.V. (hereinafter: ABN AMRO Bank) and the financial undertakings which are subsidiaries of ABN AMRO Bank (collectively: ABN AMRO Group). These applications are based on Section 3:95(1) of the Wet op het financieel toezicht (hereinafter: Wft)) (Financial Supervision Act). Copies of these applications on CD-Rom were presented to your Ministry on 20 June 2007.

Below DNB presents its recommendation, as meant in Section 3:95(3) Wft, on the proposed qualifying holdings in ABN AMRO Bank.

2.
APPLICATION

In the application, the Applicant requests declarations of no-objection pursuant to Section 3:95, in conjunction with Section 3:102(1 and 2) Wft to acquire and hold qualifying holdings with a bandwidth of 10 - 100 per cent by the Applicant and its group companies collectively in the supervised components of the ABN AMRO Group. Once the declarations have been obtained, the Applicant seeks to restructure, i.e. break up, the ABN AMRO Group as soon as is reasonably possible and to integrate the various components into RBS, Santander and Fortis. In the set-up envisaged, the Applicant's holdings will be held by RFS Holdings when the restructuring commences.

3.
LEGAL GROUNDS

(1)
Pursuant to Section 3:95(1) Wft, it is prohibited to hold, acquire or increase a qualifying holding, or exercise any control relating to a qualifying holding in a bank, a management company of an undertaking for collective investment in transferable securities, an investment firm or an insurer established in the Netherlands, except after obtaining a declaration of no-objection from DNB or, in the cases listed in Section 3:97 Wft, from the Minister of Finance.

(2)
Pursuant to Section 3:95(1), opening words and under a, and (3), in conjunction with Section 3:97(1), opening words and under a, and (2) Wft, the Minister of Finance shall decide on the present application, on the basis of a recommendation by DNB, insofar as it relates to the proposed qualifying holdings in ABN AMRO Bank.

(3)
Pursuant to Section 3:97(2) Wft, the Minister shall issue a declaration of no-objection unless such act could or would lead to an undesirable development of the financial sector or, in the opinion of

  DNB, one or more of the considerations meant in Section 3:100, opening words and under a or b, Wft impede the issuance of a declaration of no-objection.

(4)
Pursuant to Section 3:100 Wft, a declaration of no-objection is issued for an act meant in Section 3:95(1) Wft unless:

a.
the act could or would lead to an influence on the financial undertaking concerned which might jeopardise sound and prudent operations;

b.
in the case of an act as meant in Section 3:95(1), under a or d, Wft the act could or would mean that the financial undertaking concerned is affiliated with persons in a formal or actual control structure that lacks such transparency that it could impede the adequate exercise of supervision of that financial undertaking; or

c.
in the case of an act as meant in Section 3:95(1), under a or d, Wft that act could or would lead to an undesirable development of the financial sector.

(5)
Pursuant to Section 3:98(1) Wft, a bank established in the Netherlands which has obtained a declaration of no-objection pursuant to Section 3:95(1), opening words and under a, Wft no longer needs to apply for a declaration of no-objection for a qualifying holding in an investment firm established in the Netherlands. Under these provisions, the present declaration of no-objection also applies to holding, acquiring or increasing, or exercising any control relating to, a qualifying holding in financial undertakings of the ABN AMRO Group which are investment firms established in the Netherlands.

(6)
Pursuant to Section 3:99(1) Wft, the fit and proper qualities of the Applicant and holder of the declaration of no-objection who could or would determine or codetermine the policies of the financial undertaking concerned shall be beyond doubt.

(7)
Pursuant to Section 3:102(1) Wft, if a declaration of no-objection is granted, permission may, on application, also be granted to the Applicant to increase its qualifying holding, whereby 20, 33,50 or 100 per cent may apply as the maximum. Pursuant to Section 3:102(2) Wft, if a declaration is issued pursuant to Section 3:95(1) Wft, it may be determined, on application, that the declaration shall apply to all group companies collectively.

4.
PROCESS UNDERLYING FORMULATION OF RECOMMENDATION

4.1   Process

The assessment of the application was performed by a team of staff members from various DNB divisions. The assessment of the application from Fortis was performed by another team of DNB staff. Both teams addressed the consistency of the recommendations in respect of the declarations of no-objection. Where the set-up and monitoring of the process are concerned, DNB received advice and support from A.T. Kearney, a globally operating management consultancy.

The assessment was based on DNB's risk analysis FIRM (Financial Institutions Risk-analysis Method), with which relevant risks can be systematically charted. In the present case, parts of this system were adapted to make allowance for specific, transaction-related risks. On the basis of the FIRM model, the present analysis made classifies risks by (i) governance and strategic risks, (ii) financial risks, (iii) operational, IT-related and outsourcing risks, as well as (iv) integrity and legal risks. The risk analysis included the identification of (potentially) mitigating measures.

DNB's assessment included documents made available by the Consortium such as the Consortium and Shareholders' Agreement of 28 May 2007 (CSA). This document was the subject of intensive discussions by DNB and the Consortium. Prompted by these discussions, the Consortium adjusted the manner in which it intends to manage the ABN AMRO Group: this resulted in the Supplemental Consortium and Shareholders' Agreement of 17 September 2007 (SCSA), amending the CSA. Other documents made available by the Consortium include documentation on the financing of the acquisition, the public announcements on the offer as placed by the Consortium members on their websites, and the written reactions received from the Consortium to questions put by DNB. In addition, a workshop with the Consortium took place on 28 June 2007. Further information was obtained during various meetings with the senior management of the ABN AMRO Group and the workshop with the ABN AMRO Group on 20 June 2007. The analysis further included the risk analysis made by the ABN AMRO Group's Corporate Development. DNB also discussed the financing of the acquisition with Merrill Lynch. A complete overview of the discussions held and documents examined can be found in Appendix 1 to this recommendation.

Exercising due care, DNB discussed the conditions and restrictions underlying the proposed declaration of no-objection with the Applicant and the ABN AMRO Group on 5 September 2007.

DNB and the Ministry of Finance were in close contact throughout, as were DNB and the Netherlands Authority for the Financial Markets (hereinafter: AFM) on the basis of the cooperation provisions of the Covenant concluded between DNB and AFM (Staatscourant (Government Gazette) 2007, 130).

Pursuant to Section 1:62 Wft, DNB gave the banking supervisory authorities of the EU Member States the opportunity to give advice on the Applicant's intention to acquire and hold qualifying holdings, and the relating control, in the ABN AMRO Group. The subsequent reactions received do not contain data which affect the present recommendation. DNB notes that the Financial Services Authority (hereinafter: FSA) has given RBS permission for the planned takeover of the regulated subsidiaries of the ABN AMRO Group in the United Kingdom (further permission from the FSA is not required); that Fortis does not need permission from the CBFA under Belgian legislation and regulations and that a permission procedure for Santander is underway at Banco de Espaòa, which so far expects to take a positive decision around end-September.

The banking supervisory authorities from non-EU countries, where ABN AMRO Group engages in banking activities have been informed of the Applicant's intentions.

4.2   Change in data

This recommendation is based on the documentation listed in Appendix 1. Should further information become available which might have prompted DNB to arrive at another judgement, additional or revised conditions or restrictions may become necessary. In this respect, reference is made to Section 3:105(4) Wft, which provides, in short, that DNB may attach further restrictions or conditions to a declaration of no-objection or withdraw such declaration if circumstances occur or facts become known which mean that the act for which the declaration of no-objection is issued does not meet the criteria to which issuance of such declaration is subject. Said provision applies to this recommendation mutatis mutandis.

In this context it should be noted that this recommendation is issued under special circumstances. Not only is the issue at hand an unprecedented case where a consortium of three banks desires to take over and breal up a system-relevant bank, but, since several weeks, also with great uncertainties in the financial markets. These special circumstances impose special responsibilities on all parties concerned. DNB will therefore continue to monitor closely the emergence of any facts that have implications for the present recommendation and for a declaration of no-objection based on it.

The connection between the proposed qualifying holdings and the relating control with a view to the proposed restructuring and break-up means that the Applicant can realise its objectives only if a sufficient measure of control is obtained. Should the Applicant fail to obtain such a measure of control, or fail to obtain this measure of control as yet within a foreseeable period, with the result that the Applicant cannot be deemed capable of effectively realising the intended restructuring and break-up, DNB regards this as facts and circumstances which may necessitate a new assessment in terms of the statutory criteria for issuance of a declaration of no-objection.

In this context it should be noted that the parties' provisional plans, aimed at a restructuring of the ABN AMRO Group—to be effected as soon as is reasonably possible—are included in the assessment of the application in terms of the relevant criteria. Still, a bank established in the Netherlands which embarks on a merger or a financial or corporate reorganisation requires a separate declaration of no-objection to do so pursuant to Section 3:96(1), under e and f, respectively, Wft. In the present case, involving the break-up of a system-relevant bank, DNB considers it imperative that an application procedure for a declaration of no-objection is undergone, or permission is obtained from DNB, for every spin-off. More detailed arrangements are to be made on this point. The qualifying holdings and the relating control, for the acquisition of which a declaration of no-objection is presently sought, and the subsequent further restructuring in the sense of break-up or integration are therefore very closely linked. As the Applicant's position in terms of information was of necessity limited, given the nature of the offer, DNB considers intensive involvement in the subsequent process imperative. On the one hand, the conditions and restrictions considered necessary by DNB are therefore risk-mitigating in nature, while, on the other, they are intended to ensure DNB's involvement in the subsequent restructuring process, in order to guarantee the interests which the Wft seeks to protect.

5.
RECOMMENDATION

5.1   The Applicant's plans

On the basis of the data and documents presented by the Applicant, as well as the other information available to DNB during its formulation of the present recommendation, which is listed in Appendix 1, DNB notes the following.

Strategy and objectives

The Applicant intends to transfer certain ABN AMRO Group components to the Consortium members, with the objective to create value and to enhance these components' efficiency. The Applicant aims to effect the restructuring of the ABN AMRO Group and the distribution of ABN AMRO Group components as soon and as efficiently as possible.

By taking over certain activities from the ABN AMRO Group, RBS intends to strengthen its position in Global Wholesale Business and in International Retail Business. RBS expects to save costs totalling EUR 1.319 billion and achieve synergy advantages totalling EUR 0.481 billion (both on an annual basis by 2010). RBS puts the integration costs at EUR 2.57 billion.

With the ABN AMRO Group components which Santander plans to take over, it would, on the one hand, create a firm basis in Italy and hence a sound foundation for further growth there and, on the other, build a stronger position in Brazil. Santander expects to save costs totalling EUR 0.86 billion as at 2010, and achieve synergy advantages totalling EUR 175 million. The integration costs are put at EUR 1 billion.

Fortis considers the proposed takeover of components of the ABN AMRO Group (Business Units Nederland, Private Clients and Asset Management) as an excellent opportunity to forcefully strengthen its position in the Dutch market, especially that in the mortgage and savings market and in commercial banking. Fortis would thus join the top European Private Banks, and enhance its growth potential in asset management in Europe. Fortis expects to save costs totalling EUR 1.15 billion as at 2010, and achieve synergy advantages totalling EUR 187 million. The total integration costs are put at EUR 1.54 billion.

The cooperation between the three Consortium members and RFS Holdings is provided for in the CSA and SCSA, which was drawn up in consultation with DNB, amending parts of the CSA. The amended version of the CSA and the SCSA (hereinafter jointly: the Agreements) form an important basis for the present recommendation.

Once the offer is fulfilled, the Consortium members will begin by using a 45-day period to hold an extensive Due Diligence exercise at the ABN AMRO Group, and to draw up a transition plan. The Consortium members will then embark on division of the ABN AMRO Group components. These components may be Business Units (BUs) (with the appurtenant assets and liabilities), client portfolios, systems and other organisational units.

According to the Agreements, the following ABN AMRO Group components (Acquired Businesses) will be divided among the Consortium members as follows:

    •
    Santander:  BU Latin America (excluding the wholesale clients outside Brazil; including the private clients Latin America) and Antonveneta, the cash proceeds from the sale of Interbank and DMC Consumer Finance.

    •
    Fortis:  BU NL (excluding the Dutch wholesale clients, Interbank and DMC Consumer Finance), Private Clients (excluding Latin America) and Asset Management.

    •
    RBS:  BU North America (excluding LaSalle), BU Europe (excluding Antonveneta), BU Asia (excluding Saudi Hollandi), Global Clients (including wholesale clients in the Netherlands and wholesale clients in non-Brazil Latin America), the cash proceeds from the sale of LaSalle.

This division envisaged was made on the basis of the 2006 annual accounts of the ABN AMRO Group as well as other financial information periodically published by ABN AMRO Group. Once the offer has been fulfilled, the Consortium members have 90 days to adjust the division of the Acquired Businesses and the transition plan. If the Consortium members do not reach agreement, an independent auditor will be asked to intermediate; in the last resort, arbitrage will be sought from the International Chamber of Commerce.

The Retained Businesses (Holdings in Capitalia, Saudi Hollandi and the Pakistani Prime Bank, the Private Equity BU and the Group Functions) will be sold to external parties or maintained so long as this is considered necessary (from an economic or supervisory perspective). Both the costs and the proceeds from these Retained Businesses will be divided among the Consortium members.

The Agreements also provide for the specific financial interests represented by so-termed tracking shares, and their administrative records. The various business components are economically for account and risk of the Consortium member which ultimately acquires these components. In a legal sense, there is no direct link between the tracking shares and the Acquired Businesses. The Consortium has indicated that the tracking shares do not imply management competences; they should be seen purely as an economic/accounting mechanism for RFS Holdings.

Public offer and financing

RFS Holdings has made a public offer for the shares of ABN AMRO Holding N.V., consisting of cash (93%) and RBS shares (7%). The value of the bid comes to around EUR 71.1 billion.

Where the financing of the offer by the various Consortium members is concerned, the following may be noted.

RBS' share in the public offer amounts to EUR 27.2 billion, of which EUR 22 billion in cash. To finance the cash, RBS intends to issue preferred shares and debt certificates (to an amount of EUR 6.2 billion) and to release internal resources. The issues are underwritten by Merrill Lynch. No guarantee has been arranged by RBS for the remaining financing.

Santander's share in the public offer comes to EUR 19.9 billion, fully in cash. Santander intends to issue EUR 9 billion worth of share capital via convertible instruments; it expects to procure the remainder (around EUR 11 billion) by optimising its balance sheet (expansion of securitisations and borrowing), as well as through asset disposals. The issues of convertible instruments are underwritten by four parties, including Merrill Lynch. No guarantee has been arranged by Santander for the remaining financing. Fortis' share of the public offer is EUR 24.1 billion, fully in cash. Fortis intends to finance this amount largely through the issue of new shares, convertible bonds, hybrid instruments, disinvestment and capital relief transactions (securitisations). The issues of shares and convertible bonds are underwritten by a number of parties, including Merrill Lynch. In addition, Fortis has arranged a borrowing facility of EUR 10 billion as bridging finance.

Post-takeover legal structure

If the public offer made by RFS Holdings is fulfilled, the legal structure will be as follows; it goes without saying that there may be minority shareholders as well.

[Deleted]

During the transition phase, the ABN AMRO Group will be reorganised into four new business units reflecting the final situation to be achieved.

[Deleted]

Three new companies will subsequently be set up under ABN AMRO Holding: Santander Holding, Fortis Holding and Other Assets Holding. The Acquired Businesses can then be transferred to the holdings concerned; the RBS components will remain within ABN AMRO Bank NV, which is to be transferred to RBS. The Retained Businesses will be transferred to the Other Assets Holding. Fortis Holding will subsequently be transferred to Fortis, and Santander Holding to Santander.

[Deleted]

Governance of RFS Holdings

Once the offer is fulfilled, RFS Holdings will be managed by an Executive Board consisting of four persons: one from Fortis, one from Santander and two from RBS (including the CEO). The Executive Board shall in principle decide by majority voting (in the event of a tie, the decisive vote is cast by the CEO). Unanimity is required for Board reserved matters.(1)

(1)
i.e. Share Capital, Winding up, Capital Expenditures, Related Party Contracts, Joint Venture Agreements, Acquired Businesses and Retained Business, Litigation, Acquisitions, Constracts.

Governance of ABN AMRO Group

During the transition phase, the ABN AMRO Group will be managed as a whole by an Executive and a Non-Executive Board who are required to properly perform their legal and statutory tasks. The current personal union between the Executive and Non-Executive Boards of ABN AMRO Holding and ABN AMRO Bank is maintained.

As is now also the case, the Executive Board members will be appointed by the shareholders following nomination by the Non-Executive Board. The Consortium members will propose a candidate CEO (from RBS) to the Non-Executive Board. This new CEO will suggest candidates for other Executive Board positions to the Non-Executive Board.

As is now also the case, the Non-Executive Board members will be appointed by the shareholders. The Consortium will nominate three new members for the Non-Executive Board. The Chairman of the Non-Executive Board will be an independent person. Three independent Non-Executive Board members will be charged with taking care of the interests of minority shareholders.

The Consortium intends to maintain the existing structure for the line management of the ABN AMRO Group for the time being. Nevertheless, an Executive Director with a background at one of the Consortium members may have one of the businesses to be acquired by that member in his portfolio. The existing committee structure for the group functions within the ABN AMRO Group (such as Risk Management, Finance, Internal Audit, Compliance and ALM) will be maintained with a reporting line to the Group's CEO. In addition, the group functions will be given a functional reporting line to their equivalent within RBS.

Transition

To manage the transition, a project management structure is to function next to the daily management structure of the ABN AMRO Group, which reports to the Executive Board of the ABN AMRO Group.

During the transition, a Transition Steering Group (TSG) will be set up for every group function and BU, made up of experts and managers from the relevant Consortium member and the manager of that group function/BU of the ABN AMRO Group. These TSGs will be responsible for well-founded and detailed transition planning.

The TSGs report to a Transition Management Committee (TMC), a sub-committee of the Executive Board of the ABN AMRO Group. The TMC reports to the Executive and Non- Executive Boards of the ABN AMRO Group, but will also hold consultations with individual Consortium members on the integration of the spin-offs into the new organisation. The Executive and Non-Executive Boards of the ABN AMRO Group will ensure that the transition plan is discussed with all relevant stakeholders (such as DNB and the Works Council). The Consortium expects that these consultations can commence after the 45-day period following fulfilment of the offer and be rounded off three to six months later. According to the Consortium, the implementation of the transition plan could then begin six to nine months following the takeover.

5.2   Argeements between DNB and the FSA

Within the scope of the parties' plans, DNB and the FSA have consulted about the supervision to be exercised on ABN AMRO Group and RFS Holdings as a financial parent of ABN AMRO Group after fulfilment of the Consortium's offer. On 14 September 2007, DNB and the FSA agreed in this context that DNB will continue to act as consolidated supervisor of ABN AMRO Group, including the RFS Holdings as parent financial holding company. On the said date, the following agreements were concluded between the Governing Board and the Board of the FSA:

(1)
FSA is the lead consolidated supervisor of RBS, and each of its subsidiaries ('the RBS group'); at the same time, DNB is the consolidated supervisor of ABN AMRO subgroup, and the consolidated supervision of ABN AMRO, as carried out by DNB, will encompass RFS Holding B.V. as parent financial holding company of said institution.

(2)
Taking into account the respective responsibilities of DNB and FSA mentioned under point 1, in the unlikely event that the supervisors do not agree on issues at the level of RFS Holdings B.V. that have, or can reasonably be expected to have a bearing on ABN AMRO, DNB will have the final power of decision making. In exercising this power the DNB will take into account the impact of any decision on the wider Royal Bank of Scotland Group.

(3)
DNB and FSA will conclude a formal written Memorandum of Understanding (MoU) which will set out, among other things, the following:

(a)
the obligation placed on both supervisors to seek agreement on all material issues which affect RFS Holdings B.V.;

(b)
a detailed description of the close working relationship between the supervisors so as to achieve effective supervision of the ABN AMRO group after settlement of the Offers;

(c)
that the contents of the MoU will be evaluated by DNB and FSA at least annually, taking into account the developments with regard to the envisaged separation; and

(d)
that any changes to the MoU must be approved by both DNB and FSA.

5.3   DNB's recommendation regarding Section 3:100, under a and b, Wft

DNB is of the opinion that none of the grounds listed in Section 3:100, under a and b, Wft oppose issuance of the declaration of no-objection requested by the Applicant, so long as the declaration is subject to the conditions and restrictions set out under 5.3 below. In this context, DNB considers the following.

Fitness and properness of Executive and Non-Executive Directors

On request, the FSA confirmed in writing that the Executive and Non-Executive Directors of RBS have been assessed for fitness and properness. The persons involved have been designated 'approved persons' by the FSA. The fitness and properness of the Executive and Non-Executive directors of Fortis were ascertained by DNB earlier. On request, the Banco de Espana confirmed in writing that the Executive and Non-Executive Directors of Santander have been assessed for fitness and properness and designated 'approved persons'.

Capitalisation

[Deleted]

Risks relating to financing

The remarks made in §5.1 under 'Proposed bid' show that the issues to be made by the Consortium members are underwritten by various banks, including Merrill Lynch. To assess the financing, DNB examined the financing agreements, commitment letters and financing plans, and held discussions with the Consortium and Merrill Lynch. The Consortium has confirmed in writing that RFS Holdings shall determine by unanimity whether all conditions have been met for fulfilment of the offer. For instance, should one of the Consortium members take the stance that a material adverse change is in evidence, the other members shall conform to this stance and unanimously invoke the relevant resolutory condition in order not to fulfil the offer. Despite the uncertainties on the financial markets named in §4.2 and their impact on the issue market for shares and debt certificates, the Applicant does not foresee problems for the success of the issues, given the financial status of the parties concerned.

The above does not alter the fact that the consideration (largely in cash) involved by the public offer issued will still need to be produced. The present uncertainties on the financial markets, i.e. those created by liquidity drying up—which make banks increasingly dependent on call money and various segments of the capital market, such as securitisations, hybrids and bank debt certificates, have led to special attention being paid to the solvency and liquidity positions of both the Applicant and ABN AMRO Group.

[Deleted]

DNB therefore deems it imperative that the financing be adequately safeguarded.

Risks relating to strategy and objectives

DNB points out that the envisaged cost savings and synergy advantages in terms of income could prove overly ambitious. Moreover, conflicts may arise between the Applicant and minority shareholders, notably if the Applicant fails to obtain more than 95% of the shares ABN AMRO Holding N.V. In addition, conflicts could arise with the Works Council, which is, after all, not in principle bound by the strategy chosen. This could seriously delay decision-making in the transition phase, which might cause a) the dismantling to drag on, further enhancing the attending risks and b) thwart the Consortium members in their realisation of synergy advantages and cost savings, so that they could, in the worst-case scenario, come into conflict with their own shareholders.

By attaching the conditions formulated under 5.3.2 to 5.3.5 to issuance of the declarations of no-objection, DNB seeks to ensure that these risks are mitigated so that the sound and prudent operations of the ABN AMRO Group are not jeopardised.

Risks relating to governance

The stability of the cooperation between the Consortium members constitutes a risk, as the approach chosen by the Consortium is attended by possible conflicts of interest. At the same time, the Due Diligence exercise held by the Consortium was, of necessity, limited in scope, given the nature of the offer, while the cooperation agreements between the Consortium members are, in nature, largely agreements to agree.

Possible sources of conflict are: the exact delineation of the Acquired Businesses; the—under certain circumstances—attending liquidity support from conduits, which cannot be unequivocally allocated in advance, while losses may be incurred on them during the allocation process; with hindsight, the value of the Acquired Businesses may prove to have been incorrectly estimated; the pass-through of the costs of supporting organisational components and of the costs between the Acquired Businesses, or the future of the Retained Businesses. In addition, one of the Consortium members may be compelled to adopt a less constructive attitude, for instance, by its own shareholders.

The risk of emerging conflicts jeopardising the sound and prudent business operations of the ABN AMRO Group is to some extent mitigated by the principles largely incorporated into the Agreements to the effect that the governance will be organised so that specific interests can influence the management of the ABN AMRO Group as a whole only to a limited degree, as one Consortium member leads the takeover and the transition, and has the appurtenant competences and responsibilities, and there is a mechanism for the rapid resolution of conflicts.

Still, there is a risk that the time lines for the resolution of conflicts (90 days to solve conflicts, conflicts shall escalate to RFS Holdings, intermediation by an independent third party and possibly an arbitrage process) prove unduly long, and that conflicts feed through within the ABN AMRO Group. There is also a risk that the management of the ABN AMRO Group as a whole is undermined via informal channels, for example, by managers from one of the Consortium members or by managers and staff aware that they are working for an Acquired Business.

A further risk is posed by a possible lack of continuity in the Executive and Non-Executive Boards. The same goes for the group functions Compliance, Finance, Internal Audit, Risk Management and ALM. The departure of key officers will be attended by a loss of knowledge of the organisation and specific expertise, reducing management effectiveness and eroding the functioning of the internal control framework. The departure of key officers could be precipitated by the lack of perspective, demotivation owing to the break-up of the ABN AMRO Group, or unrest and uncertainty generated by conflicts.

By attaching the conditions formulated under 5.3.1 to 5.3.5 to the issuance of declarations of no-objection, DNB seeks to ensure that these risks are mitigated so that no formal or actual control structure emerges which lacks transparency to such a degree that it could impede the exercise of adequate supervision on the ABN AMRO Group, or that the sound and prudent business operations of the ABN AMRO Group are jeopardised. A residual risk remains, though, in that the conflict sources cannot be removed and many of the key officers specified have good career opportunities also outside ABN AMRO Group.

[Deleted]

Financial risks

From the point of view of solvency risk, allowance must be made for the heightened risk profile of the ABN AMRO Group during the transition phase. Indeed, in the event of a takeover by a consortium and the subsequent disintegration of ABN AMRO Group, there is strong correlation between several risks, which increases the probability that risks materialise simultaneously, augmented each other (also as a result of the risks coinciding).

[Deleted]

As soon as the capital requirements under Basel II are calculated, the ABN AMRO Group will have to demonstrate that the heightened risk profile is taken into account under Pillar 1 and/or Pillar 2/ICAAP.

From a consolidated perspective, there is a risk that the spin-off will leave the Retained Businesses of the ABN AMRO Group insufficiently capitalised. From a prudential point of view, it is essential that, following each spin-off, the (remaining part of the) ABN AMRO Group (will) remain adequately capitalised. Future application procedures for declarations of no-objection for spin-offs of ABN AMRO Group components will therefore take into account the capitalisation of the remaining part.

Liquidity problems could also arise if the ABN AMRO Group was confronted with (considerable) downgrading of its rating. A downgrading due to, for instance, a flawed transition and /or sustained uncertainty among stakeholders could generate problems with regard to the funding by wholesale parties (including interbank funding). Incidentally, the rating agencies have indicated that the rating of ABN AMRO remains unchanged "with positive outlook".

[Deleted]

By attaching the condition formulated under 5.3.6 to issuance of declarations of no-objection, DNB seeks to ensure that the financial risks are mitigated so that the sound and prudent business operations of the ABN AMRO Group are not jeopardised.

Operational, ICT and outsourcing risks

Various BUs and group functions supporting Client and Product BUs within the ABN AMRO Group globally will be divided among the Consortium members during the transition phase. As a result, operation centres and platforms will also be split up. The latter are more or less integrated and centralised at various locations. Splitting these platforms up is risky, owing to the technological characteristics, on the one hand, and, on the other, because the platforms must remain operational while being drastically restructured. Critical banking processes, such as domestic and foreign payments, securities transactions, risk management and external reporting may be disrupted and become unreliable. A further risk is posed by the departure from the ABN AMRO Group of key officers of these BUs and group functions, so that uncertainties arise about mandates and reporting lines, with the result that these components can no longer guarantee the continuity and reliability of their services, in both a qualitative and a quantitative sense, and the control framework does not function adequately.

If the planned takeover of the ABN AMRO Group by the Applicant is realised, the assets, liabilities and results of the Acquired Businesses of the ABN AMRO Group will be allocated, during the transition phase, to the individual Consortium members on the basis of tracking shares. To prevent a serious aggravation of the administrative burden of the ABN AMRO Group, the Consortium must be discouraged from desiring undue specification of the results to be allocated to the Acquired Businesses.

By attaching the conditions formulated under 5.3.1 to 5.3.5 to issuance of declarations of no-objection, DNB seeks to ensure that these risks are mitigated so that the sound and prudent business operations of the ABN AMRO Group are not jeopardised.

Integrity and legal risks

The first legal risk is posed by the considerable legal complexity of a cross-border takeover by three parties and the dismantling of an organisation as large as the ABN AMRO Group. The activities to be undertaken by the legal function to prepare the dismantling will put great pressure on the legal department(s).

The second legal risk is posed by the division of possible claims. The parties have agreed that the liabilities of the individual ABN AMRO Group components shall be allocated to the party which will ultimately take over the specific component in accordance with the mechanisms described in the Agreements. As these liabilities may be hard to allocate, and may involve considerable amounts, there is a risk that their allocation may pose problems.

Furthermore, outstanding compliance issues and legal conflicts will have to be adequately rounded off.

By attaching the conditions formulated under 5.3.2 to 5.3.5 to issuance of declarations of no-objection, DNB seeks to ensure that this risk is mitigated so that the sound and prudent business operations of the ABN AMRO Group are not jeopardised.

In its assessment of the transition plan as meant in condition 5.3.2, DNB will ensure that the compliance function of the ABN AMRO Group remains at its current high level. The improvements made by the ABN AMRO Group in the context of the supervisory measures taken by the supervisor on 19 December 2005, and withdrawn on 26 July 2007, should be continued, while any outstanding action points will have to be effected.

Where legal risks are concerned, DNB wishes to point out that a complex, cross-border takeover of the ABN AMRO Group is attended by a variety of legal complexities posed by, for example, securitisation transactions, renegotiations of the conditions of outsourcing contracts and change of control clauses. The ensuing legal risks are inevitable and cannot be mitigated by DNB. DNB expects the parties to fully appreciate these risks and to resort to professional legal consultants.

5.4   Recommendation on the conditions and restrictions to be imposed on the declaration of no-objection

Introduction and underlying principles

Pursuant to the provisions of Section 1:105(1), opening words and under c, in conjunction with Section 1:102(2) Wft, conditions and restrictions may be attached to a declaration of no-objection with a view to the interests which this particular part of the Wft—and more specifically Part 3.3.11 of the Wft on qualifying holdings in and by financial institutions—seeks to protect. In addition, pursuant to Section 3:104 (1) Wft, conditions and restrictions may be attached to such declaration on the basis of the considerations mentioned in Section 3:100 Wft. When the holder of a declaration of no-objection fails to comply with the attaching conditions or restrictions, DNB is authorised, pursuant to Section 1:75 Wft to give an instruction to the holder to comply with a certain line of conduct. Pursuant to Section 3:105(3), under b, Wft, DNB may withdraw the declaration fully or in part if the holder of the declaration of no-objection fails to adhere to the line of conduct prescribed by DNB under Section 1:75 Wft.

In order to prevent the sound and prudent business operations of ABN AMRO Group from being jeopardised, and to prevent a formal or actual control structure from emerging which lacks transparency to such a degree that it could impede the exercise of adequate supervision on the ABN AMRO Group, DNB considers it imperative to attach the following conditions and restrictions to issuance of a declaration of no-objection.

Specific conditions and restrictions

5.4.1 Governance

1.
The Applicant guarantees to DNB's satisfaction that:

a
possible conflicts of interest between the Consortium members shall not negatively influence the management or interests of the ABN AMRO Group;

b.
the division of components of the ABN AMRO Group among the Consortium members shall not adversely affect the effective functioning of the ABN AMRO Group's control framework as such;

c
any emergent conflicts between Consortium members shall be rapidly and effectively resolved. [If arbitrage is initiated, the commission to the arbiters shall include the shortest possible deadlines, in order to resolve the conflict as soon as possible.] The Applicant shall report any conflicts which have arisen, and the ensuing situation, to DNB quarterly;

d
the division mechanism agreed between the Consortium members as now laid down in the Agreements shall not adversely affect the effective functioning of Group Finance and other relevant functions, such as Tax, of the ABN AMRO Group.

2.
The Applicant shall ensure sufficient continuity within the Board of Directors and Supervisory Board of ABN AMRO Holding and ABN AMRO Bank and shall guarantee the preservation of knowledge of the organisation of the ABN AMRO Group as well as the availability of specific expertise so that these organs can properly perform their legal and statutory tasks.

3.
Within the Consortium, RBS is primarily responsible for the effective functioning of the ABN AMRO Group during the transition phase, which commences when this declaration of no-objection enters into force and ends when all Acquired Businesses have been transferred to the individual members of the Consortium and all Retained Businesses have been adequately accommodated. The ABN AMRO Group shall be consolidated in RBS' financial and supervisory returns. RBS is responsible for compliance with the supervisory regulations applicable to the ABN AMRO Group in all relevant jurisdictions.

5.4.2 Cooperation agreements Consortium and Articles of Association RFS Holdings

1.
Proposed amendments to the Articles of Association of RFS Holdings or to the cooperation agreements between Consortium members, as now laid down in the Agreements, shall be submitted to DNB for approval.

5.4.3 Transition plan

1.
The Applicant shall ensure, in close consultation with the ABN AMRO Group, that a robust and detailed transition plan is drawn up within two months of the entry into force of the declaration of no-objection. This plan shall in any case provide for: (1) both the legal and the operational set-up of the organisation for the purpose of the separation, (2) the unequivocal tasks and responsibilities of senior management, the group functions and the project organisation and (3) reporting lines. Thereby, the continuity of the staffing of key positions and the preservation of sufficient knowledge of all levels of the organisation of the ABN AMRO Group shall be guaranteed during the transition phase. The plan shall provide for balanced cooperation between the organisations, culture management and ways of preventing large-scale departure of staff.

2.
With regard to the operational and IT risks, the transition plan shall in any case address, and provide sufficient insight into, the following aspects: (1) description of the IT and Services strategy, (2) approval and test process for all changes, (3) documented risk analysis providing insight into the organisational, commercial and technological feasibility, (4) a robust IT project organisation for the performance of the necessary projects for the split-up of the BUs, operation centres and platforms, including the IT governance structure and reporting lines, and (5) the meaning of "joint services arrangement' and which platforms are qualified as such. Thereby, the continuity and reliability of critical banking processes, such as domestic and international (inter-bank) payments, and of liquidity management in the context of global inter-bank payments before, during and after the split-up shall be guaranteed at all times. The transition plan shall guarantee that the integration of processes and procedures with regard to liquidity management shall not take place before the (supporting) administrative systems have been integrated.

3.
The transition plan shall detail how Group Functions (including Compliance, Finance, Internal Audit, Risk Management, Legal en ALM) can continue to function adequately during the transition phase, for one by paying sufficient attention to the retention of the relevant key officers.

4.
The transition plan shall guarantee that the transition will be carried out with due care, both in substance and in time. In the context of the supervisory measure taken by DNB on 19 December 2005—and formally withdrawn by DNB on 26 July 2007—the line of conduct followed by the ABN AMRO Group to improve its business operations shall be continued during the transition phase.

5.
The transition plan shall be based on a sound risk analysis, which must be submitted to DNB for approval.

6.
The objectives in the plan shall be provided with realistic time lines and benchmarks.

7.
Measures taken by the Applicant which may have consequences for any special lending activities (ELA), issues of burden sharing, or the scope of the deposit guarantee scheme shall be submitted to DNB.

8.
The transition plan and any material changes to it shall be submitted to DNB for approval.

5.4.4 Project organisation

1
The Applicant shall ensure that the ABN AMRO Group sets up a project organisation to draw up and execute the transition plan.

2.
The project organisation shall be staffed in a balanced manner and shall be adequately documented.

3.
The set-up and tasks and responsibilities of the project organisation, as well as any material changes to them, shall be submitted to DNB for approval.

5.4.5 Reporting

1.
The Applicant shall report monthly to DNB about the execution of the transition plan and about the risk analysis situation.

2.
Applicant shall follow up any instructions given by DNB concerning the execution of the transition plan, with a view to the interests which the Wft seeks to protect.

5.4.6 Status quo

The Applicant shall not make any fundamental changes to the current set-up of the organisation, the division of tasks and responsibilities, the committee structure and the reporting lines of the ABN AMRO Group before:

  (1)
  the Applicant has obtained a degree of control with which the Applicant may be deemed capable of effective execution of the proposed transition, and

  (2)
  the above transition plan has been approved by DNB, unless DNB has agreed to such a change before.

5.4.7 Capital and Liquidity planning

1.
The Applicant commits itself to the target levels decided between DNB and the ABN AMRO Group which reflect the heightened risk profile of the ABN AMRO Group in transition. The Applicant shall ensure that the Capital and Liquidity planning of the ABN AMRO Group, which includes stress testing, shall be attuned to these target levels. The planning should show target levels for the whole and the constituent parts.

2
The adjusted planning will be submitted to DNB for approval within thirty days of the entry into force of the declaration.

3.
Should liquidity or solvency problems occur during the transition phase at the level of the ABN AMRO Group, RBS shall take all reasonable measures in order to adequately address these problems.

4.
The applications for declarations of no-objection submitted for separations in accordance with condition 5.4.9 must show that the Retained Businesses of the ABN AMRO Group are adequately capitalised.

General conditions and restrictions

Apart from the above specific conditions and restrictions, and the obligations ensuing from Dutch legislation, including the obligation to comply with all conditions and restrictions attaching to the declaration of no-objection, the obligation to cooperate with the supervision exercised by the supervisor, and the possibilities of escalation provided by Dutch legislation in the event of violation of any condition or restriction attaching to the declaration, DNB also deems it necessary to attach the following general condition to the declaration.

5.4.8 Changes to the application

The holder(s) of the declaration of no-objection shall notify changes in data or circumstances which are or might be relevant for this declaration or for the (prudential) supervision exercised on the financial group companies involved in the individual declarations to DNB forthwith in writing. The holder(s) shall in any case notify the following changes or planned changes in circumstances:

  •
  a change in the identity of the holder(s) of the qualifying holdings and the corresponding control for which these declarations of no-objection have been issued, insofar as this holder or these holders (might), on the basis of its or their holding, determine or codetermine the policy of the enterprise concerned;

  •
  a change in the antecedents of a person determining the policy of the Applicant and holder of the declaration;

  •
  changes in the group structure or changes in the organisational structure, or in the division of powers, which influence or might influence the obligation which the holder of the declaration has undertaken towards the enterprises in which the qualifying holding and the corresponding control are held;

  •
  a decrease in the size of the holding or a reduction of the control relating to the holding.

5.4.9 Applications for declarations of no-objection

The Applicant shall ensure that, in respect of each spin-off of a component of the ABN AMRO Group, the ABN AMRO Group applies for a declaration of no-objection or for permission from DNB.

Entry into force of the declaration of no-objection

DNB deems it necessary to make the entry into force of the declaration of no-objection dependent on compliance with the following condition:

5.4.10 Entry into force

This declaration shall enter into force if the public offer is fulfilled by the bidder no later than 31 December 2007, in the manner and under the conditions listed in the offer document of 20 July 2007 and not until after the financing is adequately safeguarded.

6.
RECOMMENDATION

On the basis of the considerations mentioned above, DNB recommends that You grant the Applicant declarations of no-objection for the qualifying holding in ABN AMRO Bank(2) (see numbers (4), (17), (30), (43), (54) and (65) in the lists below) and the relating control, with the proviso that the declarations are subject to the conditions and restrictions formulated above and that these conditions and restrictions are complied with.

(2)
As ABN AMRO Holding is no longer registered as a financial undertaking, but qualifies only as a financial institution, no declaration of no-objection is required pursuant to Section 3:95 Wft for holding a qualifying holding in ABN AMRO Holding.

6.1   Banks established in the Netherlands

To RFS Holdings B.V. and its group companies collectively(3), declarations of no-objection as meant in Section 3:95(1), opening words and under a, in conjunction with Section 3:102(1 and 2) Wft are issued to acquire and hold direct or indirect qualifying holdings, including the exercise of control relating to these holdings, with an indicated bandwidth or a maximum interest in the issued capital, respectively, of:

(3)
Applicable to group companies with a qualifying holding as meant in Section 1:1 Wft. This footnote applies to all collective declarations of no-objection mentioned in this recommendation.

(1)
AAGUS Financial Services Group N.V. (maximum 66 2/3 per cent)(4);

(4)
ABN AMRO Bank has an interest of 66 2/3 per cent in AAGUS Financial Services Group N.V. This footnote also applies to the declarations of no-objection with the numbers 14, 27, 40, 53 and 66.

(2)
ABN AMRO Agaathbank B.V. (10-100 per cent);

(3)
ABN AMRO Agaathbank II B.V. (10-100 per cent);

(4)
ABN AMRO Bank N.V. (10-100 per cent);

(5)
ABN AMRO Consumer Finance N.V. (10-100 per cent);

(6)
ABN AMRO Groenbank B.V. (10-100 per cent);

(7)
ABN AMRO Hypotheken Groep B.V. (10-100 per cent);

(8)
ABN AMRO Mellon Global Securities Services B.V. (maximum 50 per cent)(5);

(5)
ABN AMRO Bank now (still) has an interest of 50 per cent in ABN AMRO Mellon Services B.V.ABN AMRO Bank is selling its interest in the joint venture ABN AMRO Mellon Securities Services B.V. to Mellon Bank; this transaction is expected to be completed in the third quarter of 2007. Following completion of this transaction, this declaration will lapse by operation of law. This footnote also applies to the declarations of no-objection with numbers 21, 34, 47, 60 and 73.

(9)
CMV Bank B.V. (maximum 66 2/3 per cent);

(10)
Finata Bank N.V. (10-100 per cent);

(11)
Hollandsche Bank-Unie N.V. (10-100 per cent);

(12)
InterBank N.V. (10-100 per cent)(6);

(6)
ABN AMRO Bank now (still) has an interest of 100% in InterBank N.V. ABN AMRO Bank is selling InterBank N.V. to SOFINCO. Following completion of this transaction, this declaration will lapse by operation of law. This footnote also applies to the declarations of no-objection with numbers 25, 38, 51, 64 and 77.

(13)
Unigarant Financiële Diensten B.V. (maximum 34.1 per cent)(7).

(7)
ABN AMRO Bank has an interest of 66 2/3 per cent in AAGUS Financial Services Group N.V.; this legal entity has an interest of 51 per cent in Unigarant Financiële Diensten N.V. This footnote also applies to the declarations of no-objection with 29, 39, 52 65 and 78.

To The Royal Bank of Scotland Group Plc and its group companies collectively, declarations of no-objection as meant in Section 3:95(1), opening words and under a, in conjunction with Section 3:102(1 and 2) Wft are issued to acquire and hold direct or indirect qualifying holdings, including the exercise of control relating to these holdings, with an indicated bandwidth or a maximum interest in the issued capital, respectively, of:

  (14)
  AAGUS Financial Services Group N.V. (maximum 25.6 per cent);

  (15)
  ABN AMRO Agaathbank B.V. (10-100 per cent);

  (16)
  ABN AMRO Agaathbank II B.V. (10-100 per cent);

  (17)
  ABN AMRO Bank N.V. (10-100 per cent);

  (18)
  ABN AMRO Consumer Finance N.V. (10-100 per cent);

  (19)
  ABN AMRO Groenbank B.V. (10-100 per cent);

  (20)
  ABN AMRO Hypotheken Groep B.V. (10-100 per cent);

  (21)
  ABN AMRO Mellon Global Securities Services B.V. (maximum 19.2 per cent);

  (22)
  CMV Bank B.V. (maximum 25.6 per cent);

  (23)
  Finata Bank N.V. (10-100 per cent);

  (24)
  Hollandsche Bank-Unie N.V. (10-100 per cent);

  (25)
  InterBank N.V. (10-100 per cent);

  (26)
  Unigarant Financiële Diensten B.V. (maximum 13 per cent).

To Fortis Brussels SA/NV and its group companies collectively, declarations of no-objection as meant in Section 3:95(1), opening words and under a, in conjunction with Section 3:102(1 and 2) Wft are issued to acquire and hold direct or indirect qualifying holdings, including the exercise of control relating to these holdings, with an indicated bandwidth or a maximum interest in the issued capital, respectively, of:

  (27)
  AAGUS Financial Services Group N.V. (maximum 22.5 per cent);

  (28)
  ABN AMRO Agaathbank B.V. (10-100 per cent);

  (29)
  ABN AMRO Agaathbank II B.V. (10-100 per cent);

  (30)
  ABN AMRO Bank N.V. (10-100 per cent);

  (31)
  ABN AMRO Consumer Finance N.V. (10-100 per cent);

  (32)
  ABN AMRO Groenbank B.V. (10-100 per cent);

  (33)
  ABN AMRO Hypotheken Groep B.V. (10-100 per cent);

  (34)
  ABN AMRO Mellon Global Securities Services B.V. (maximum 16.9 per cent);

  (35)
  CMV Bank B.V. (maximum 22.5 per cent);

  (36)
  Finata Bank N.V. (10-100 per cent);

  (37)
  Hollandsche Bank-Unie N.V. (10-100 per cent);

  (38)
  InterBank N.V. (10-100 per cent);

  (39)
  Unigarant Financiële Diensten B.V. (maximum 11.5 per cent).

To Fortis N.V., declarations of no-objection as meant in Section 3:95(1), opening words and under a, in conjunction with Section 3:102(1 and 2) Wft are issued to acquire and hold direct or indirect qualifying holdings, including the exercise of control relating to these holdings, with an indicated bandwidth or a maximum interest in the issued capital, respectively, of:(8)

(8)
The indirect holdings in ABN AMRO Mellon Global Securities Services B.V. and Unigarant Financiële Diensten B.V. are less than 10% and are therefore not subject to the obligation to apply for a declaration of no-objection. Without prejudice to the conditions under 5.4.10, this declaration of no objection will enter into force from the moment on which this participation is at least 10%. This footnote likewise applies to the declarations of no objection with number 65 and 78.

(40)
AAGUS Financial Services Group N.V. (maximum 11.3 per cent);

(41)
ABN AMRO Agaathbank B.V. (10-100 per cent);

(42)
ABN AMRO Agaathbank II B.V. (10-100 per cent);

(43)
ABN AMRO Bank N.V. (10-100 per cent);

(44)
ABN AMRO Consumer Finance N.V. (10-100 per cent);

(45)
ABN AMRO Groenbank B.V. (10-100 per cent);

(46)
ABN AMRO Hypotheken Groep B.V. (10-100 per cent);

(47)
CMV Bank B.V. (maximum 11.3 per cent);

  (48)
  Finata Bank N.V. (maximum 16.9 per cent);

  (49)
  Hollandsche Bank-Unie N.V. (10-100 per cent);

  (50)
  InterBank N.V. (10-100 per cent).

To Fortis SA/NV, declarations of no-objection as meant in Section 3:95(1), opening words and under a, in conjunction with Section 3:102(1 and 2) Wft are issued to acquire and hold direct or indirect qualifying holdings, including the exercise of control relating to these holdings, with an indicated bandwidth or a maximum interest in the issued capital, respectively, of:(9)

(9)
The indirect holdings in ABN AMRO Mellon Global Securities Services B.V. and Unigarant Financiële Diensten B.V. are less than 10% and are therefore not subject to the obligation to apply for a declaration of no-objection.

(51)
AAGUS Financial Services Group N.V. (maximum 11.3 per cent);

(52)
ABN AMRO Agaathbank B.V. (10-100 per cent);

(53)
ABN AMRO Agaathbank II B.V. (10-100 per cent);

(54)
ABN AMRO Bank N.V. (10-100 per cent);

(55)
ABN AMRO Consumer Finance N.V. (10-100 per cent);

(56)
ABN AMRO Groenbank B.V. (10-100 per cent);

(57)
ABN AMRO Hypotheken Groep B.V. (10-100 per cent);

(58)
CMV Bank B.V. (maximum 11.3 per cent);

(59)
Finata Bank N.V. (maximum 16.9 per cent);

(60)
Hollandsche Bank-Unie N.V. (10-100 per cent);

(61)
InterBank N.V. (10-100 per cent).

To Banco Santander Central Hispano, S.A. and its group companies collectively, declarations of no-objection as meant in Section 3:95(1), opening words and under a in conjunction with Section 3:102(1 and 2) Wft are issued to acquire and hold direct or indirect qualifying holdings, including the exercise of control relating to these holdings, with an indicated bandwidth or a maximum interest in the issued capital, respectively, of:(10)

(10)
The indirect holdings in Unigarant Financiële Diensten B.V. are less than 10% and are therefore not subject to the obligation to apply for a declaration of no-objection.

(62)
AAGUS Financial Services Group N.V. (maximum 18.6 per cent);

(63)
ABN AMRO Agaathbank B.V. (10-100 per cent);

(64)
ABN AMRO Agaathbank II B.V. (10-100 per cent);

(65)
ABN AMRO Bank N.V. (10-100 per cent);

(66)
ABN AMRO Consumer Finance N.V. (10-100 per cent);

(67)
ABN AMRO Groenbank B.V. (10-100 per cent);

(68)
ABN AMRO Hypotheken Groep B.V. (10-100 per cent);

(69)
ABN AMRO Mellon Global Securities Services B.V. (maximum 14 per cent);

(70)
CMV Bank B.V. (maximum 18.6 per cent);

(71)
Finata Bank N.V. (10-100 per cent);

(72)
Hollandsche Bank-Unie N.V. (10-100 per cent);

  (73)
  InterBank N.V. (10-100 per cent)(11).

(11)
It follows from a press release issued by ABN AMRO on 31 July 2007 that ABN AMRO intends to sell InterBank N.V. to Sofinco. ABN AMRO Bank now (still) has an interest of 100 per cent in InterBank N.V. This declaration of no-objection will lapse upon completion of the transaction.

6.2 Management company of an undertaking for collective investment in transferable securities established in the Netherlands

To RFS Holdings, a declaration of no-objection as meant in Section 3:95(1), opening words and under b, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (74)
  ABN AMRO Investment Management Funds B.V.

To The Royal Bank of Scotland Group Plc and its group companies collectively, a declaration of no-objection as meant in Section 3:95(1), opening words and under b, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (75)
  ABN AMRO Investment Management Funds B.V.

To Fortis Brussels SA/NV and its group companies collectively, a declaration of no-objection as meant in Section 3:95(1), opening words and under b, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (76)
  ABN AMRO Investment Management Funds B.V.

To Fortis N.V. and its group companies collectively, a declaration of no-objection as meant in Section 3:95(1), opening words and under b, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (77)
  ABN AMRO Investment Management Funds B.V.

To Fortis SA/NV and its group companies collectively, a declaration of no-objection as meant in Section 3:95(1), opening words and under b, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (78)
  ABN AMRO Investment Management Funds B.V.

To Banco Santander Central Hispano, S.A. and its group companies collectively, a declaration of no-objection as meant in Section 3:95(1), opening words and under b, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (79)
  ABN AMRO Investment Management Funds B.V.

6.3 Investment firm established in the Netherlands

To RFS Holdings B.V., a declaration of no-objection as meant in Section 3:95(1), opening words and under c, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (80)
  ABN AMRO Asset Management (Netherlands) B.V.

To The Royal Bank of Scotland Group Plc and its group companies collectively, a declaration of no-objection as meant in Section 3:95(1), opening words and under c, in conjunction with

Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (81)
  ABN AMRO Asset Management (Netherlands) B.V.

To Fortis Brussels SA/NV and its group companies collectively, a declaration of no-objection as meant in Section 3:95(1), opening words and under c, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (82)
  ABN AMRO Asset Management (Netherlands) B.V.

To Fortis and its group companies collectively, a declaration of no-objection as meant in Section 3:95(1), opening words and under c, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (83)
  ABN AMRO Asset Management (Netherlands) B.V.

To Fortis SA/NV and its group companies collectively, a declaration of no-objection as meant in Section 3:95(1), opening words and under c, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (84)
  ABN AMRO Asset Management (Netherlands) B.V.

To Banco Santander Central Hispano S.A. and its group companies collectively, a declaration of no-objection as meant in Section 3:95(1), opening words and under c, in conjunction with Section 3:102(1 and 2) Wft is issued to acquire and hold an indirect qualifying holding, including the exercise of control relating to this holding, with a bandwidth of 10-100 per cent in the issued capital of:

  (85)
  ABN AMRO Asset Management (Netherlands) B.V.

6.4 Insurers established in the Netherlands

To RFS Holdings B.V., declarations of no-objection as meant in Section 3:95(1), opening words and under d, in conjunction with Section 3:102(2) Wft are issued to acquire and hold indirect qualifying holdings, including the exercise of control relating to these holdings, to a maximum of 49 per cent of the issued capital of:

  (86)
  ABN AMRO Levensverzekering N.V.;

  (87)
  ABN AMRO Schadeverzekering N.V.

To Royal Bank of Scotland Group Plc and its group companies collectively, declarations of no-objection as meant in Section 3:95(1), opening words and under d, in conjunction with Section 3:102(2) Wft are issued to acquire and hold indirect qualifying holdings, including the exercise of control relating to these holdings, to a maximum of 18.8 per cent of the issued capital of:

  (88)
  ABN AMRO Levensverzekering N.V.;

  (89)
  ABN AMRO Schadeverzekering N.V.

        To Fortis Brussels SA/NV(12) and its group companies collectively, declarations of no-objection as meant in Section 3:95(1), opening words and under d, in conjunction with Section 3:102(2) Wft are issued to acquire and hold indirect qualifying holdings, including the exercise of control relating to these holdings, to a maximum of 16.6 per cent of the issued capital of:

(12)
The indirect holdings of Fortis N.V. and Fortis SA/NV in these two insurers are less than 10 per cent and are therefore not subject to the obligation to apply for a declaration of no-objection.

(90)
ABN AMRO Levensverzekering N.V.;

  (91)
  ABN AMRO Schadeverzekering N.V.

To Banco Santander Central Hispano, S.A. and its group companies collectively, declarations of no-objection as meant in Section 3:95(1), opening words and under d, in conjunction with Section 3:102(2) Wft are issued to acquire and hold indirect qualifying holdings, including the exercise of control relating to these holdings, to a maximum of 13.7 per cent of the issued capital of:

  (92)
  ABN AMRO Levensverzekering N.V.;

  (93)
  ABN AMRO Schadeverzekering N.V.

7.
STATUTORY OBLIGATIONS OF THE APPLICANT

We also advise You to explicitly draw the Applicant's attention, in Your decision, to the following statutory obligations:

When the declarations of no-objection issued stipulate a bandwidth, no new or changed declaration is required for any increase or decrease of the size of the qualifying holding which falls within the bandwidth permitted. This does not change the notification obligation mentioned in Section 3:103(1) Wft in respect of an upward or downward overrun of the limits within the permitted bandwidth stipulated in this Section or when the financial undertaking concerned becomes a subsidiary. The notification obligation also applies when the financial undertaking concerned ceases to be a subsidiary or the size of the holding falls below 10 per cent. In the case of a downward overrun of this lower limit, the declaration of no-objection pertaining to this holding ceases to be valid by operation of law.

8.
ANNOUNCEMENT AND PUBLICATION OF THE ISSUANCE OF DECLARATIONS OF NO-OBJECTION

With regard to the announcement of the decision of the Minister on the Application, we wish to draw Your attention to the provisions of Sections 3:40 and 3:41 of the General Administrative Law Act (Algemene wet bestuursrecht), on the basis of which this decision must in any case be sent or presented to the interested parties, including the Applicant. Supplementary to these provisions, Section 3:105(1), first sentence, Wft stipulates that DNB shall inform the undertaking in which the qualifying holding is held that a declaration of no-objection has been issued. DNB will implement this provision by sending a copy of the Minister's decision to ABN AMRO Bank N.V. In this context, we request Your Ministry to send us a copy of the Minister's decision as it was announced as soon as possible.

We also wish to point out to You the provisions of Section 3:105(2) Wft, to the effect that the issuance of the above declarations of no-objection shall be announced by DNB in the Staatscourant(Government Gazette), unless such publication would or could disproportionately advantage or disadvantage interested parties. In this context, we request You to draw attention to this publication obligation in the decision itself, so that interested parties who are of the opinion that this publication will lead to disproportionate advantaging or disadvantaging can indicate this in time.

Yours sincerely,

Dr. A.H.E.M. Wellink